  MERCANTILE
  BANCORPORATION INC.

THIRD QUARTER REPORT 1994

                          Table of Contents
 Highlights...........................................................1
 Letter to Shareholders...............................................2
 Corporate News Developments..........................................3
 Financial Section
  Financial Commentary................................................4
  Condensed Consolidated Quarterly
   Statement of Income...............................................15
  Consolidated Quarterly Average
   Balance Sheet.....................................................16
  Financial Statements...............................................18
 Banks and Other Subsidiaries........................................22
 Directors and Executive Officers....................................23
 Investor Information................................................24

HIGHLIGHTS<F1>
                                                                 THIRD QUARTER                           NINE MONTHS
($ IN THOUSANDS EXCEPT PER SHARE DATA)                    1994          1993      CHANGE          1994         1993       CHANGE
- --------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
 Net income                                                $  .95       $  .84     13.1%           $ 2.79       $ 2.42     15.3%
 Dividends declared                                           .28          .24 3/4 13.1               .84          .74 1/4 13.1
 Book value at September 30                                 24.12        22.19      8.7             24.12        22.19      8.7
 Market price at September 30                               36 7/8       33 5/8     9.7             36 7/8       33 5/8     9.7
 Average common shares outstanding                     43,203,882   42,526,822      1.6        43,034,158   42,338,859      1.6
- --------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
 Taxable-equivalent net interest income                  $131,854     $127,455     3.5%          $388,569     $382,631      1.6%
 Tax-equivalent adjustment                                  2,236        2,430    (8.0)             6,833        7,234     (5.5)
 Net interest income                                      129,618      125,025     3.7            381,736      375,397      1.7
 Provision for possible loan losses                         8,511       12,906   (34.1)            24,909       41,440    (39.9)
 Other income                                              46,851       49,063    (4.5)           142,789      148,935     (4.1)
 Other expense                                            103,516      106,057    (2.4)           310,003      321,433     (3.6)
 Income taxes                                              23,399       19,564    19.6             69,512       58,986     17.8
 Net income                                                41,043       35,561    15.4            120,101      102,473     17.2
- --------------------------------------------------------------------------------------------------------------------------------
ENDING BALANCES
 Total assets                                                                                 $12,237,672  $11,895,616      2.9%
 Loans and leases                                                                               7,873,054    7,369,829      6.8
 Deposits                                                                                       8,946,082    9,360,097     (4.4)
 Shareholders' equity                                                                           1,042,990      947,077     10.1
 Reserve for possible loan losses                                                                 171,691      160,132      7.2
- --------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
 Total assets                                         $12,109,487  $12,253,688    (1.2)%      $12,123,075  $12,249,546     (1.0)%
 Earning assets                                        11,099,439   11,139,329     (.4)        11,076,913   11,150,023      (.7)
 Loans and leases                                       7,702,126    7,348,597     4.8          7,508,800    7,431,455      1.0
 Deposits                                               9,543,121    9,985,217    (4.4)         9,729,569   10,016,488     (2.9)
 Shareholders' equity                                   1,032,902      930,906    11.0          1,003,692      899,914     11.5
- --------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
 Return on assets                                            1.36%        1.16%                     1.32%        1.12%
 Return on equity                                           15.89        15.28                     15.95        15.18
 Overhead ratio                                             57.93        60.08                     58.34        60.47

 Net interest rate margin                                    4.75         4.58                      4.68         4.58

 Equity to assets                                                                                   8.52         7.96
 Tier I capital to risk-adjusted assets                                                            11.64        11.02
 Total capital to risk-adjusted assets                                                             15.58        14.56
 Leverage                                                                                           8.14         7.19

 Reserve for possible loan losses to
  outstanding loans                                                                                 2.18         2.17
 Reserve for possible loan losses to
  non-performing loans                                                                            585.44       286.22
 Non-performing assets to outstanding loans
  and foreclosed assets                                                                              .76         1.39
- --------------------------------------------------------------------------------------------------------------------------------
SELECTED DATA
 Banks                                                                                                41           41
 Banking offices                                                                                     244          243
 Full-time equivalent employees                                                                    5,645        5,937

- --------------------------------------------------------------------------------------------------------------------------------

<F1>All 1993 financial information has been restated to reflect the
    January 3, 1994 merger with Metro Bancorporation and the February 1, 1994 merger with United Postal Bancorp, Inc., which were accounted for as poolings-of-interests.

LETTER TO SHAREHOLDERS

 Mercantile's earnings for the third quarter of 1994 represented another record performance for the Corporation. As has been the case throughout this year, asset quality, expense reduction, a strong interest rate margin and increased loan demand were the principal contributors to improved earnings.

 Third quarter net income was $41,043,000, up 15.4% from $35,561,000 in 1993. Net income per share grew by 13.1% to $.95 from $.84 last year.

 Net interest income for the quarter was up a modest 3.7% to $129,618,000 in 1994 from $125,025,000 the previous year. This growth reflects a 17 basis point improvement in the net interest rate margin, which was 4.75% in the third quarter of 1994 versus 4.58% last year, and a 6.8% increase in total loans outstanding, which grew to $7.9 billion at September 30, 1994 compared with $7.4 billion one year earlier.

 Mercantile's asset quality continues to be among the best in the nation, as non-performing loans were $29,327,000 or .37% of total loans at the end of the quarter. The third quarter provision for possible loan losses declined 34.1% to $8,511,000 in 1994 from $12,906,000 last year and third quarter 1994 charge-offs were $9,313,000. The reserve of $171,691,000 at period end resulted in coverage ratios representing 2.18% of total loans compared with 2.17% the prior year and 585.44% of non-performing loans versus 286.22% in 1993.

 The Corporation continued the strategic expansion of its banking franchise by agreeing to a merger with Kansas City, Missouri-based Central Mortgage Bancshares, Inc., which owns four banks in the Kansas City area and western Missouri. Mercantile also completed the integration of the operations of United Postal Savings Association into its St. Louis-area banks during the quarter, enhancing its retail presence and mortgage lending business in the market.

 Mercantile has made tremendous strides over the past five years, and can now count itself among the best banks in the nation by many standards. The outstanding efforts of the Corporation's employees, and the continuing loyalty of our valued customers and shareholders has made this progress possible. We thank all of you for your past support and look forward to rewarding partnerships as we move ahead.


 /s/ THOMAS H. JACOBSEN
 Thomas H. Jacobsen
 Chairman of the Board and
 Chief Executive Officer
 October 28, 1994

2                   MERCANTILE BANCORPORATION INC.

                                            CORPORATE NEWS DEVELOPMENTS

 / / MERCANTILE BANK OF ST. LOUIS N.A., THROUGH AN ALLIANCE WITH FIRST
     CHICAGO CORPORATION, WILL DEVELOP A NATIONWIDE ELECTRONIC TAX PAYMENT SYSTEM FOR THE U.S. TREASURY DEPARTMENT. Mercantile's strong, long-term relationship with the IRS, and participation in the pilot program that led to the Electronic Federal Tax Payment System (EFTPS) were critical elements in the government's decision to award the contract.

     The Mercantile/First Chicago alliance was awarded a seven-year contract for the development, installation, operation and management of the EFTPS. Within a few years, the EFTPS will convert 135 million annual corporate tax payments worth $1 trillion from a paper-based system to an electronic system and may be used by up to 10 million individual taxpayers.

 / / MERCANTILE HAS AGREED TO MERGE WITH KANSAS CITY, MISSOURI-BASED
     CENTRAL MORTGAGE BANCSHARES, INC. Central Mortgage, which has approximately $629 million in assets, owns Citizens-Jackson County Bank, one of the largest institutions in the eastern suburbs of Kansas City. This addition will significantly strengthen Mercantile's presence in the area. Central also owns three other banks in the western portion of Missouri, and operates a mortgage banking unit based in Springfield, Missouri.

 / / AT ITS JULY MEETING, THE BOARD OF DIRECTORS DECLARED A THIRD-
     QUARTER DIVIDEND OF $.28 PER SHARE OF COMMON STOCK. The dividend was payable October 3, 1994 to shareholders of record September 10, 1994.

 / / MERCANTILE BANK OF SPRINGFIELD AND MERCANTILE BANK OF TABLE ROCK
     LAKE PLAN TO MERGE INTO A SINGLE BANK BY THE END OF 1994. The combined bank, which will retain the Mercantile Bank of Springfield name, will offer more banking locations and services for customers of both banks. With assets of approximately $300 million, the new Mercantile Bank of Springfield will be the fourth largest Springfield-based bank.

 / / MERCANTILE BANK OF MONTGOMERY CITY HAS CHANGED ITS NAME TO
     MERCANTILE BANK OF EAST CENTRAL MISSOURI. The new name more accurately reflects the expanding regional character of the bank, which is opening a second office in Warrenton, Missouri to serve customers in the Warren County area.

FINANCIAL COMMENTARY

PERFORMANCE SUMMARY

 Net income for the third quarter of 1994 was $41,043,000, a 15.4% improvement from the $35,561,000 earned in the same period a year ago. On a per share basis, net income was $.95, up 13.1% from the $.84 earned in last year's third quarter. Return on assets improved to 1.36% in the third quarter compared with 1.33% in the second quarter of this year and 1.16% last year, while return on average equity was 15.89% versus 15.28% in 1993.

 For the first nine months of 1994, net income was $120,101,000, up 17.2% from the $102,473,000 earned last year, and on a per share basis was $2.79, an improvement of 15.3% from the $2.42 recorded in the first nine months of 1993. When compared with last year, year-to-date 1994 overall results reflected a slight improvement in net interest income, lower levels of operating expenses, a decline in the provision for possible loan losses and a small decrease in other income. For the first nine months of 1994, return on average assets was 1.32% compared with 1.12% last year, while return on average equity was 15.95% in 1994, up from 15.18% last year.

 The financial statements have been restated to include the pre-acquisition accounts and results of operations of United Postal Bancorp, Inc. and Metro Bancorporation, which were merged with Mercantile on February 1, 1994 and January 3, 1994, respectively, in transactions accounted for as poolings-of-interests. In addition, the restatement reflected a three-for-two stock split, which was paid in the form of a dividend on April 11, 1994 to shareholders of record on March 10, 1994.

 On July 6, 1994, Mercantile announced plans to expand its banking operations in southwestern Illinois through the acquisition of Wedge Bank, a $210 million-asset bank headquartered in Alton, Illinois. One week later, the Corporation reached an agreement to acquire UNSL Financial Corp of Lebanon, Missouri, a $464 million-asset Missouri-chartered savings and loan in southwestern Missouri. On September 21, 1994, Mercantile announced plans to acquire Central Mortgage Bancshares, Inc. of Kansas City, Missouri, a $629 million-asset bank holding company with four banking subsidiaries. All three transactions will be accounted for as poolings-of-interests.

 Net interest income increased 3.7% to $129,618,000 for the third quarter of 1994 and 1.7% to $381,736,000 for the first nine months of 1994. The net interest rate margin was 4.75% this quarter compared with 4.70% in the second quarter and 4.58% for the third quarter of 1993, while the year-to-date margin was 4.68% compared with 4.58% last year. Average earning assets for the first nine months of 1994 of $11.1 billion were flat with last year; however, a positive trend developed in the quarter as loans grew by $242,538,000 or 3.3% from the second quarter of 1994.

 Other income was $46,851,000 for the third quarter of 1994, a decrease of $2,212,000 or 4.5% from a year ago. For the nine months of 1994, other income was $142,789,000, a decrease of $6,146,000 or 4.1% from last year. Modest growth in trust fees, service charges, and credit card and letters of credit fees were offset by a significant decrease of $3,209,000 in net securities gains and by declines in mortgage banking income, investment banking income and miscellaneous revenues.

4           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Third-quarter non-interest expenses were down 2.4% from a year ago and totaled $103,516,000 compared with $106,057,000 last year, and year-to-date were $310,003,000, down 3.6%. The reduction in expense levels resulted primarily from the realization of synergies from mergers completed in prior years and lower foreclosed property expense. The result was an improvement in the year-to-date overhead ratio to 58.34% compared with 60.47% last year, and a lowering of the operating expense to average assets ratio to 3.41% versus 3.50% in the first nine months of 1993.

 The provision for possible loan losses for the third quarter of 1994 was $8,511,000 compared with $12,906,000 the prior year, and was $24,909,000 for the first nine months of 1994 compared with $41,440,000 in 1993. Net charge-offs for the first nine months of 1994 and 1993 were $21,869,000 and $49,125,000, respectively, and on an annualized basis were .39% of average loans compared with .88% last year. At September 30, 1994, the reserve for possible loan losses was $171,691,000 and covered 585.44% of non-performing loans compared with 293.39% at year-end and 286.22% last September 30.

 Non-performing loans as of September 30, 1994 were $29,327,000 or .37% of total loans, down from the year-end 1993 figures of $57,483,000 or .78%, and $55,948,000 or .76% at September 30, 1993. Foreclosed assets declined to $30,356,000 compared with $36,014,000 at year's end and $47,455,000 last September 30.


- ---------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 1
ORGANIZATIONAL CONTRIBUTION
($ IN THOUSANDS)
                                                                                SEPTEMBER 30, 1994
                                                     ---------------------------------------------------------------------------
                                                                       KANSAS                          PARENT
                                                     ST. LOUIS          CITY         COMMUNITY      COMPANY AND
                                                      AREA<F1>          AREA           BANKS        ELIMINATIONS    CONSOLIDATED
                                                     ---------         ------        ---------      -----------     ------------

Net income                                          $   65,371       $   15,535      $   51,701      $ (12,506)     $   120,101
Average assets                                       6,355,524        1,613,691       4,373,248       (219,388)      12,123,075
Return on assets                                          1.37%            1.28%           1.58%                           1.32%
Net interest rate margin                                  4.19             4.76            5.20                            4.68
Overhead ratio                                           54.92            59.54           54.30                           58.34
Equity to assets                                          8.14             8.90            9.01                            8.52
Reserve for possible loan losses to
 outstanding loans                                        2.08             2.32            2.27                            2.18
Reserve for possible loan losses to
 non-performing loans                                   669.63           544.60          521.31                          585.44
Non-performing loans to outstanding loans                  .31              .43             .43                             .37
Non-performing assets to outstanding loans
 and foreclosed assets                                     .90              .64             .53                             .76


<F1>Includes the results of Mercantile Bank of St. Louis N.A., Mercantile
    Trust Company N.A., Mercantile Business Credit, Inc. (asset-based lending), Mercantile Investment Services, Inc. (brokerage),
    Mississippi Valley Advisors Inc. (investment management),
    Mississippi Valley Life Insurance Co. (credit life) and Merc
    Mortgage (mortgage banking).
- -----------------------------------------------------------------------------------------------------------------------------------

 Earnings in the St. Louis Area banks (Mercantile Bank of St. Louis N.A. and Mercantile Trust Company N.A.) for the first nine months of 1994 were $65,371,000, up 16.5% from 1993. These results reflected significant reductions in operating expenses and the provision for possible loan losses, as well as a slight improvement in net interest income, partially offset by reduced other income, due largely to a higher level of securities gains during 1993 at United Postal, which was merged into Mercantile Bank of St. Louis N.A. on August 16, 1994. Return on average assets for the two banks was 1.37% compared with 1.16% for the first nine months of 1993.

 In the 36 Community Banks, net income was $51,701,000, an increase of 15.7%, while return on average assets improved to 1.58% compared with 1.35% last year. Earnings for the three banks in the Kansas City Area for the first nine months of 1994 were $15,535,000, up 21.6% from a year ago. Return on average assets was 1.28% compared with 1.05% last year.

 Consolidated assets of $12.2 billion were up 2.9% from last September
 30. Core deposits decreased by 5.3% to $8.4 billion, loans were $7.9 billion, up 6.8% from last year, and shareholders' equity of $1.0 billion was 10.1% higher than at September 30, 1993. Tier I capital to risk-adjusted assets improved to 11.64% compared with 11.02% last year, while Total capital to risk-adjusted assets at September 30, 1994 and 1993 was 15.58% and 14.56%, respectively.

 The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial position of the Corporation for the third quarter and first nine months of 1994.

NET INTEREST INCOME

 Net interest income for the third quarter of 1994 was $129,618,000, a 3.7% increase over the $125,025,000 earned last year and for the first nine months of 1994 was $381,736,000, a 1.7% improvement over last year. This slight growth was the net result of a widening in the net interest rate margin, while average earning assets remained essentially flat. Factors contributing to the higher net interest rate margins in 1994 included higher levels of shareholders' equity, a continued decline in non-performing assets, a decrease in higher-costing retail certificates of deposit as a percentage of total funding, a contraction in lower-yielding money market investments, volume growth in the higher-yielding consumer loan categories, and the generally higher level of interest rates throughout 1994. For the first nine months of 1994, average loans increased slightly by $77,345,000 or 1.0%, while investments in debt and equity securities decreased by $62,367,000 or 1.8%.

 For the first nine months of 1994, average loans in the St. Louis Area banks and in the Community Banks increased by .1% and 2.9%, respectively, offset slightly by a volume decline in the Kansas City Area banks of .9%. A more

6            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 meaningful comparison of loan volumes is between the second and third quarters of 1994, during which average loans grew by 3.3% or $242,538,000, or 13.0% on an annualized basis. Year-to-date commercial loan growth was $35,706,000, up 1.8%. Residential mortgage loans were down 3.2%, but that trend has reversed as evidenced by the $107,937,000 growth in average residential mortgage loans from the second quarter to the third quarter of 1994. Average credit card loans grew by 14.8% from 1993 due to focused marketing. Other consumer loans increased by 6.7% due to strong growth in indirect auto lending.



- ----------------------------------------------------------------------------------------------------------------------------

EXHIBIT 2
LOANS AND LEASES
($ IN THOUSANDS)
                                                                               SEPTEMBER 30
                                                                      1994                      1993                 CHANGE
                                                                      ----                      ----                 ------

Commercial                                                         $2,160,963                $1,985,346                8.8%
Real estate-commercial                                              1,238,909                 1,265,040               (2.1)
Real estate-construction                                              189,702                   162,769               16.5
Real estate-residential                                             2,419,633                 2,302,239                5.1
Consumer                                                            1,104,859                   942,574               17.2
Credit card                                                           758,554                   710,930                6.7
Foreign                                                                   434                       931              (53.4)
                                                                   ----------                ----------
 Total Loans and Leases                                            $7,873,054                $7,369,829                6.8
                                                                   ==========                ==========
- ----------------------------------------------------------------------------------------------------------------------------

 The year-to-date average investment portfolio declined by $62,367,000 or 1.8%. Approximately 10% of the portfolio was classified as available-for-sale; the FAS 115 impact on shareholders' equity was not material. The average maturity of the investment portfolio at September 30, 1994 was two years and three months. Short-term investments are primarily used for short-term excess liquidity or balancing the interest rate sensitivity of the Corporation, and on average decreased by $88,088,000 or 26.8% during the first nine months of 1994.

 Changes in the year-to-date mix of deposits reflected the continuing strategy to be substantially funded by core deposits, and the disintermediation of retail certificates of deposit into interest bearing demand and savings accounts. Core deposits were 94.39% of total deposits, yet on average were down 3.5% from last year. On average, interest bearing demand accounts increased by $90,797,000 or 6.1%, money market accounts grew by $5,707,000 or .3% and savings accounts grew by $61,694,000 or 7.2%, while retail certificates of deposit declined by $444,886,000 or 12.6%. This more costly source of funds declined to 33.69% of total core deposits from 37.18% in 1993, as customers preferred maturity flexibility with their investments. Average short-term borrowings increased by $57,862,000 or 6.8%, while purchased deposits increased by $47,647,000 or 9.6%. Average shareholders' equity increased by $103,778,000 or 11.5% due to earnings retained and stock issued under employee benefit plans.

 The factors discussed above are consistent with Mercantile's overall corporate policy relative to rate sensitivity and liquidity, which is to produce the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs. With increased loan demand, Mercantile is currently evaluating other funding sources to meet such demand and to enhance liquidity. Mercantile currently does not utilize derivative instruments for speculation and uses only a very small portfolio of derivative instruments for balance sheet hedging. The Consolidated Quarterly Average Balance Sheet, with rates earned and paid, is summarized by quarter on Pages 16 and 17.

OTHER INCOME

 Non-interest income decreased 4.5% during the third quarter of 1994 to $46,851,000, and for the nine months was $142,789,000 compared with $148,935,000 a year ago, a decline of 4.1%. Year-to-date trust fees, service charges, credit card and letters of credit fees all improved from last year while investment banking revenue, mortgage banking income and miscellaneous income declined. Net securities gains were $380,000 this year compared with $3,589,000 last year.

- ------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 3
OTHER INCOME
($ IN THOUSANDS)
                                                                  THIRD QUARTER                            NINE MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------

Trust                                                     $14,270    $15,104     (5.5)%           $ 45,844   $ 45,723       .3%
Service charges                                            14,869     14,748       .8               43,810     43,367      1.0
Credit card fees                                            6,320      5,700     10.9               17,918     17,550      2.1
Mortgage banking                                            1,214      3,058    (60.3)               5,063      7,163    (29.3)
Investment banking                                          1,827      1,878     (2.7)               6,459      6,653     (2.9)
Letters of credit fees                                      2,024      1,783     13.5                5,051      4,720      7.0
Foreclosed property income                                    357        602     40.7                2,125      1,727     23.0
Securities gains (losses)                                     (53)       910        -                  380      3,589    (89.4)
Other                                                       6,023      5,280     14.1               16,139     18,443    (12.5)
                                                          -------    -------                      --------   --------
 Total Other Income                                       $46,851    $49,063     (4.5)            $142,789   $148,935     (4.1)
                                                          =======    =======                      ========   ========

- ------------------------------------------------------------------------------------------------------------------------------------

 Trust fees continued to be the largest source of non-interest income and were $14,270,000 for the third quarter of 1994; the 5.5% decrease was due primarily to reduced termination fees and weakness in the stock and bond markets. On a year-to-date basis, trust fees totaled $45,844,000, an increase of .3%. Exhibit 4 further details comparative trust revenue by line of business for 1994 and 1993.




- ------------------------------------------------------------------------------------------------------------------------------------
EXHIBIT 4
TRUST INCOME
($ IN THOUSANDS)
                                                                  THIRD QUARTER                            NINE MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------

Personal trust-St. Louis Area banks                       $ 4,820    $ 4,862      (.9)%            $14,898   $15,333     (2.8)%
Mississippi Valley Advisors Inc.                            3,037      3,219     (5.7)               9,483     9,413       .7
Corporate and institutional services                        2,607      2,716     (4.0)               8,729     8,065      8.2
Kansas City Area banks and Community Banks                  3,806      4,307    (11.6)              12,734    12,912     (1.4)
                                                          -------    -------                       -------   -------
 Total Trust Income                                       $14,270    $15,104     (5.5)             $45,844   $45,723       .3
                                                          =======    =======                       =======   =======


- ------------------------------------------------------------------------------------------------------------------------------------

8           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Service charge income of $14,869,000 was up .8% or $121,000 for the third quarter and up 1.0% or $443,000 for the first nine months of 1994, as deposit volumes were flat with 1993 and some corporate customers opted to use compensating deposit balances to offset account analysis charges rather than pay fees.

 Credit card fee income was $6,320,000 for the third quarter of 1994, 10.9% higher than the 1993 level. For the first nine months of 1994, credit card income was $17,918,000 or 2.1% better than the comparable 1993 period. Credit card income primarily represents fees charged merchants for processing credit card transactions, fees received on transactions of Mercantile cardholders and cardholders' annual fees. Competitive market factors have tightened credit card fee and transaction pricing.

 Mortgage banking is now a significant line of business for Mercantile, with the merger of United Postal; total mortgage loans serviced exceeded $3.3 billion at September 30, 1994. These revenues decreased by $2,100,000 or 29.3% from the first nine months of 1993 due to lower origination volume and losses on the sale of loans. A breakout of mortgage banking revenues is provided in Exhibit 5.



- ------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 5
MORTGAGE BANKING INCOME
($ IN THOUSANDS)
                                                                  THIRD QUARTER                            NINE MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------

Servicing fees                                             $1,083    $1,182      (8.4)%            $3,817     $3,234      18.0%
Gains on sales of loans                                        33     1,525     (97.8)                265      2,754     (90.4)
Origination fees                                               34       142     (76.1)                317        496     (36.1)
Other                                                          64       209     (69.4)                664        679      (2.2)
                                                           ------    ------                        ------     ------
     Total Mortgage Banking Income                         $1,214    $3,058     (60.3)             $5,063     $7,163     (29.3)
                                                           ======    ======                        ======     ======


- ------------------------------------------------------------------------------------------------------------------------------------


 Investment banking fees and commissions, which consists of transaction fees for services performed as a dealer bank for both individual and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions, and foreign exchange revenues, were $1,827,000 for the third quarter of 1994, a decline of 2.7% from 1993. For the first nine months, revenues were down $194,000 or 2.9% from the 1993 results. This source of revenue can vary depending on movements in interest rates and overall market conditions.

 Securities gains declined by $3,209,000 from the first nine months of 1993, when United Postal sold significant volumes of securities in a portfolio restructuring. All other non-interest income was up 14.1% for the quarter and down 12.5% year-to-date, as the first half of 1993 included significant lease termination gains.

OTHER EXPENSE

 Expenses other than interest expense and the provision for possible loan losses for the third quarter of 1994 were $103,516,000, a decline of 2.4% from the third quarter of 1993. For the first nine months of 1994, total other expenses were $310,003,000, a 3.6% decrease from the 1993 level. Total operating expenses were 3.41% of average assets compared with 3.50% for the first nine months of 1993. The overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 57.93% in the current quarter from 58.32% last quarter, while the overhead ratio was 58.34% for the first nine months of 1994 compared with 60.47% last year.

- ------------------------------------------------------------------------------------------------------------------------------------
EXHIBIT 6
OTHER EXPENSE
($ IN THOUSANDS)
                                                                  THIRD QUARTER                            NINE MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------

Salaries                                                  $ 43,993  $ 42,988       2.3%           $132,542   $127,229      4.2%
Employee benefits                                           10,875    11,179      (2.7)             33,290     32,578      2.2
                                                          --------  --------                      --------   --------
 Total Personnel Expense                                    54,868    54,167       1.3             165,832    159,807      3.8
Net occupancy                                                6,788     7,325      (7.3)             19,718     20,067     (1.7)
Equipment                                                    7,857     8,721      (9.9)             24,612     25,546     (3.7)
Advertising/business development                             2,602     2,555       1.8               7,433      8,293    (10.4)
Postage and freight                                          3,483     3,289       5.9              10,776     10,039      7.3
Office supplies                                              2,118     2,348      (9.8)              5,985      6,740    (11.2)
Communications                                               1,738     1,660       4.7               5,124      4,780      7.2
Legal and professional                                       2,095     2,615     (19.9)              6,764      8,043    (15.9)
Credit card                                                  2,876     3,098      (7.2)              7,994      8,353     (4.3)
FDIC insurance                                               5,134     5,102        .6              15,737     16,411     (4.1)
Foreclosed property expense                                   (357)    1,406         -                 394      5,461    (92.8)
Intangible asset amortization                                1,714     1,696       1.1               5,232      4,986      4.9
Other                                                       12,600    12,075       4.3              34,402     42,907    (19.8)
                                                          --------  --------                      --------   --------
 Total Other Expense                                      $103,516  $106,057      (2.4)           $310,003   $321,433     (3.6)
                                                          ========  ========                      ========   ========
RATIOS
 Overhead ratio                                              57.93%    60.08%                        58.34%     60.47%
 Other expense to average assets                              3.42      3.46                          3.41       3.50


- ------------------------------------------------------------------------------------------------------------------------------------

10          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Personnel costs increased 1.3% and 3.8%, respectively, during the third quarter and first nine months of 1994, reflecting the costs associated with staffing product expansion and merit increases. Year-to-date benefit costs were up by 2.2%, in line with the 4.2% growth in salaries. Occupancy and equipment costs declined by 2.8% during the first nine months of 1994, reflecting productivity gains and the closing of United Postal overlapping offices, offset by the costs of maintaining additional offices and a consistent program of upgrading systems and equipment.

 For the first nine months of 1994, expenses related to foreclosed property totaled only $394,000 compared with $5,461,000 last year, a decline of $5,067,000. FDIC insurance costs decreased by 4.1%, as the deposit base is lower and all Mercantile banks in 1994 are assessed premiums at the lowest $.23 rate. Exhibit 6 details the composition of all other operating expenses, which in general have declined due to greater expense controls and the benefits of acquisition consolidation efforts.

RESERVE FOR POSSIBLE LOAN LOSSES

 The reserve for possible loan losses was $171,691,000 or 2.18% of loans outstanding at September 30, 1994. This compares favorably with $168,651,000 or 2.28% at year's end and $160,132,000 or 2.17% at
 September 30, 1993. The reserve for possible loan losses as a percentage of non-performing loans improved to 585.44% compared with 293.39% at year-end and 286.22% last year, and the earnings coverage of net charge-offs for the first nine months of 1994 was 9.81x compared with 4.13x last year.

 The year-to-date 1994 provision for possible loan losses was $24,909,000 compared with $41,440,000 last year, a decline of 39.9%. The annualized ratio of net charge-offs to average loans for the first nine months of 1994 was .39% compared with .88% last year, while the corresponding net charge-off figures were $21,869,000 and $49,125,000, respectively.

 In the St. Louis Area banks, the annualized ratio of net charge-offs to average loans for the first nine months of 1994 was .16% compared with 1.16% in 1993, when significant write-downs were taken on two commercial real estate loans and one commercial loan. The second quarter of 1994 included a significant recovery at Mercantile Bank of St. Louis N.A. on one commercial real estate loan, while the first quarter included charge-offs taken on three United Postal commercial real estate loans for which reserves were provided in the fourth quarter of 1993. In the Kansas City Area banks, the ratio of net charge-offs to average loans was .56% versus .33% last year. For the Community Banks as a group, the comparative ratios were .64% and .68% during the first nine months of 1994 and 1993, respectively.

 Credit card losses were 4.92% of average credit card loans in the first nine months of 1994 compared with 4.08% in 1993, as net credit card charge-offs were $27,275,000 compared with $19,690,000 last year. Excluding credit card net charge-offs, Mercantile experienced net recoveries of $5,406,000 for the first nine months of 1994.

- ------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 7
RESERVE FOR POSSIBLE LOAN LOSSES
($ IN THOUSANDS)
                                                                       THIRD QUARTER                         NINE MONTHS
                                                                    1994           1993                   1994          1993
                                                                    ----           ----                   ----          ----

BEGINNING BALANCE                                                  $172,493       $151,694               $168,651      $165,575

PROVISION                                                             8,511         12,906                 24,909        41,440

CHARGE-OFFS                                                         (14,433)       (11,129)               (46,685)      (67,744)
RECOVERIES                                                            5,120          5,414                 24,816        18,619
                                                                   --------       --------               --------      --------
   NET CHARGE-OFFS                                                   (9,313)        (5,715)               (21,869)      (49,125)

ACQUIRED RESERVES                                                         -          1,247                      -         2,242
                                                                    -------       --------                -------      --------

ENDING BALANCE                                                     $171,691       $160,132               $171,691      $160,132
                                                                   ========       ========               ========      ========
LOANS AND LEASES
   September 30 balance                                          $7,873,054     $7,369,829             $7,873,054    $7,369,829
                                                                 ==========     ==========             ==========    ==========
   Average balance                                               $7,702,126     $7,348,597             $7,508,800    $7,431,455
                                                                 ==========     ==========             ==========    ==========
RATIOS
   Reserve balance to outstanding loans                                2.18%          2.17%                  2.18%         2.17%
   Reserve balance to non-performing loans                           585.44         286.22                 585.44        286.22
   Earnings coverage of net charge-offs                                7.83X         11.90x                  9.81X         4.13x
   Net charge-offs to average loans                                     .48%           .31%                   .39%          .88%
   Credit card net charge-offs to average credit card loans            4.98           3.87                   4.92          4.08

- ------------------------------------------------------------------------------------------------------------------------------------

 Mercantile evaluates the reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and to determine the adequacy of each bank's reserve for possible loan losses. At September 30, 1994, the level of the individual Community Bank reserves as a percentage of total loans outstanding ranged from 1.42% to 6.35%, with a combined ratio of 2.27%. The coverage of non-performing loans was 521.31% on a combined basis. The St. Louis Area banks combined reserve was 2.08% of loans with a resulting coverage ratio of 669.63%, while the Kansas City Area banks combined reserve was 2.32% with 544.60% coverage of non-performing loans. Management believes the consolidated reserve of 2.18% of total loans and 585.44% of non-performing loans as of September 30, 1994 was adequate based on the risks identified at such date in the portfolios.

NON-PERFORMING ASSETS

 Non-performing loans (non-accrual and renegotiated loans) continued their decline to $29,327,000 or .37% of total loans outstanding at September 30, 1994 compared with $34,833,000 or .46% at June 30, 1994 and $55,948,000 or .76% at September 30, 1993. Foreclosed assets at September 30, 1994 also were reduced to $30,356,000 compared with

12           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 $31,608,000 at June 30, 1994 and $47,455,000 last year. The ratio of non-performing assets to outstanding loans and foreclosed assets declined to .76% at September 30, 1994 compared with .87% at June 30, 1994 and 1.39% last year.



- ------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 8
NON-PERFORMING ASSETS
($ IN THOUSANDS)
                                                               SEPT. 30                  DEC. 31                  SEPT. 30
                                                                 1994                      1993                     1993
                                                               --------                  -------                  --------

NON-ACCRUAL LOANS
   Commercial                                                   $ 4,726                  $11,949                   $15,601
   Real estate-commercial                                        13,055                   25,059                    19,750
   Real estate-construction                                         128                      785                       537
   Real estate-residential                                        6,910                    9,407                     8,838
   Consumer                                                       1,719                    1,818                     1,883
                                                                -------                  -------                   -------
   Total Non-accrual Loans                                       26,538                   49,018                    46,609

RENEGOTIATED LOANS                                                2,789                    8,465                     9,339
                                                                -------                  -------                   -------
TOTAL NON-PERFORMING LOANS                                      $29,327                  $57,483                   $55,948
                                                                =======                  =======                   =======
FORECLOSED ASSETS
   Foreclosed real estate                                       $27,222                  $16,771                   $29,196
   In-substance foreclosures                                      1,651                   18,044                    17,034
   Other foreclosed assets                                        1,483                    1,199                     1,225
                                                                -------                  -------                   -------
TOTAL FORECLOSED ASSETS                                         $30,356                  $36,014                   $47,455
                                                                =======                  =======                   =======
TOTAL NON-PERFORMING ASSETS                                     $59,683                  $93,497                  $103,403
                                                                =======                  =======                  ========
PAST-DUE LOANS
   (90 DAYS OR MORE)                                            $16,283                  $14,096                   $13,290
                                                                =======                  =======                   =======
RATIOS
   Non-performing loans to outstanding loans                        .37%                     .78%                      .76%
   Non-performing assets to outstanding loans and
     foreclosed assets                                              .76                     1.26                      1.39
   Non-performing assets to total assets                            .49                      .77                       .87


- ------------------------------------------------------------------------------------------------------------------------------------

    As noted in Exhibit 8, non-performing loans declined by $28,156,000 from the year-end level and were down $5,506,000 since June 30, 1994. The current-year decline was primarily in the commercial and commercial real estate loan portfolios of United Postal, due to first quarter write-downs on two credits and the resolution of two significant credits. In the Kansas City Area banks and in the Community Banks as a group, non-performing loans continued their decline and were down significantly from year-end.

    Exhibit 8 also summarizes comparative data on loans past due 90 days yet still accruing interest. The past due loans consisted largely of credit card and residential mortgage loans.

CAPITAL RESOURCES

    The current economic and regulatory environment has placed an increased emphasis on capital strength. Capital provides a solid foundation for anticipated future asset growth, and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile, and ensures that capital is provided for current needs and anticipated growth. Mercantile's strong capital position has enabled it to profitably expand both its asset and deposit bases in the past four years, while maintaining its capital ratios at levels comparable to other quality banking organizations and substantially in excess of regulatory standards.

    At September 30, 1994, shareholders' equity was $1,042,990,000, an increase of 10.1% from September 30, 1993. Net earnings retained and stock issued under various employee benefit plans accounted for the majority of the increase. Equity represented 8.52% of assets at September 30, 1994 compared with 7.96% a year ago. Significant capital ratios and intangible assets are summarized in Exhibit 9, while Exhibit 1 details the equity capital ratios of the St. Louis Area, Kansas City Area and Community Banks in total. The Corporation has restructured its long-term debt over the past two years and there are no maturities before 1999, other than the 8% convertible subordinated capital notes due April 1, 1995.

- ------------------------------------------------------------------------------------------------------------------------------------
EXHIBIT 9
RISK-BASED CAPITAL
($ IN THOUSANDS)
                                                               SEPT. 30                  DEC. 31                  SEPT. 30
                                                                 1994                      1993                     1993
                                                               --------                  -------                  --------

Capital
   Tier I                                                     $  980,002                $  883,162               $  876,367
   Total                                                       1,311,873                 1,161,071                1,157,550

Risk-adjusted assets                                           8,419,326                 7,985,847                7,952,570

Tier I capital to risk-adjusted assets                             11.64%                    11.06%                   11.02%
Total capital to risk-adjusted assets                              15.58                     14.54                    14.56
Leverage                                                            8.14                      7.33                     7.19
Double leverage                                                   107.86                    111.97                   112.01
Long-term debt to total
  capitalization                                                   21.66                     22.15                    22.42
Intangible assets                                                $65,510                   $71,759                  $70,710


- ------------------------------------------------------------------------------------------------------------------------------------

    Book value per share was $24.12 at September 30, 1994 compared with $22.19 a year earlier, an increase of 8.7%. On July 14, 1994, the Board of Directors declared a cash dividend of $.28 per share, which was paid October 3, 1994, representing a 29.47% payout of third quarter 1994 earnings. Further information relating to dividends, as well as to quarterly stock prices, is included in the Investor Information summary on Page 24 of this report.

14          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)
                                                                   1993                                        1994
                                                1ST QTR.    2ND QTR.     3RD QTR.   4TH QTR.       1ST QTR.   2ND QTR.  3RD QTR.
                                                --------    --------     --------   --------       --------   --------  --------

INTEREST INCOME
 Interest and fees on loans and leases          $157,087    $156,551    $154,388   $153,960       $150,324   $155,434  $165,427
 Investments in debt and equity securities        52,557      50,751      47,366     46,526         46,219     45,333    43,750
 Short-term investments                            2,688       1,878       3,673      2,505          3,470      1,684     1,880
                                                --------    --------    --------   --------       --------   --------  --------
  Total Interest Income                          212,332     209,180     205,427    202,991        200,013    202,451   211,057
 Tax-equivalent adjustment                         2,497       2,307       2,430      2,340          2,309      2,288     2,236
                                                --------    --------    --------   --------       --------   --------  --------
  TAXABLE-EQUIVALENT INTEREST INCOME             214,829     211,487     207,857    205,331        202,322    204,739   213,293
INTEREST EXPENSE
 Deposits                                         75,969      71,538      68,866     66,611         62,888     62,474    64,155
 Borrowed funds                                   11,983      11,650      11,536     10,581         11,732     13,252    17,284
                                                --------    --------    --------   --------       --------   --------  --------
  Total Interest Expense                          87,952      83,188      80,402     77,192         74,620     75,726    81,439
                                                --------    --------    --------   --------       --------   --------  --------
  TAXABLE-EQUIVALENT NET INTEREST INCOME         126,877     128,299     127,455    128,139        127,702    129,013   131,854

PROVISION FOR POSSIBLE LOAN LOSSES                14,049      14,485      12,906     19,573          8,383      8,015     8,511

OTHER INCOME
 Trust                                            14,873      15,746      15,104     15,415         15,657     15,917    14,270
 Service charges                                  14,108      14,511      14,748     15,144         14,455     14,486    14,869
 Credit card fees                                  5,446       6,404       5,700      6,510          5,801      5,797     6,320
 Mortgage banking                                  1,793       2,312       3,058      3,378          2,405      1,444     1,214
 Investment banking                                2,591       2,184       1,878      1,833          2,369      2,263     1,827
 Securities gains (losses)                         2,664          15         910        153            225        208       (53)
 Other                                             8,165       9,060       7,665      7,790          8,010      6,901     8,404
                                                --------    --------    --------   --------       --------   --------  --------
  Total Other Income                              49,640      50,232      49,063     50,223         48,922     47,016    46,851

OTHER EXPENSE
 Personnel expense                                52,428      53,212      54,167     55,526         55,737     55,227    54,868
 Net occupancy and equipment                      14,671      14,896      16,046     17,025         15,131     14,554    14,645
 Other                                            40,262      39,907      35,844     50,925         32,956     32,882    34,003
                                                --------    --------    --------   --------       --------   --------  --------
  Total Other Expense                            107,361     108,015     106,057    123,476        103,824    102,663   103,516
                                                --------    --------    --------   --------       --------   --------  --------
TAXABLE-EQUIVALENT INCOME BEFORE INCOME TAXES     55,107      56,031      57,555     35,313         64,417     65,351    66,678

INCOME TAXES
 Income taxes                                     19,545      19,877      19,564     16,582         23,253     22,860    23,399
 Tax-equivalent adjustment                         2,497       2,307       2,430      2,340          2,309      2,288     2,236
                                                --------    --------    --------   --------       --------   --------  --------
 Adjusted Income Taxes                            22,042      22,184      21,994     18,922         25,562     25,148    25,635
                                                --------    --------    --------   --------       --------   --------  --------
  NET INCOME                                    $ 33,065    $ 33,847    $ 35,561   $ 16,391       $ 38,855   $ 40,203  $ 41,043
                                                ========    ========    ========   ========       ========   ========  ========

NET INCOME PER SHARE                                $.79        $.80        $.84       $.38           $.91       $.93      $.95

SIGNIFICANT RATIOS
 Return on assets                                   1.08%       1.11%       1.16%       .54%          1.27%      1.33%     1.36%
 Return on equity                                  15.29       14.99       15.28       6.85          15.93      16.05     15.89



            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES        15

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                                           1993
                                                                 1ST QTR.                 2ND QTR.                   3RD QTR.
                                                       --------------------------------------------------------------------------
                                                          VOLUME      RATE<F1>      VOLUME       RATE<F1>     VOLUME       RATE<F1>
                                                          ------      --------      ------       --------     ------       --------

ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                          $ 2,029,956     6.56%     $ 2,072,698     6.46%     $ 1,970,795     6.60%
   Real estate-commercial                                1,323,304     8.01        1,340,876     7.96        1,275,280     8.05
   Real estate-construction                                158,195     7.49          149,783     6.83          154,679     7.33
   Real estate-residential                               2,391,674     8.05        2,363,734     7.99        2,334,896     7.81
   Consumer                                                936,745     9.21          928,809     9.13          929,740     8.97
   Credit card                                             610,553    16.62          637,894    16.30          682,604    16.22
   Foreign                                                   1,639     6.83            1,035     8.12              603     5.97
                                                       -----------               -----------               -----------
    Total Loans and Leases                               7,452,066     8.47        7,494,829     8.39        7,348,597     8.45
  Investments in debt and equity securities
   Trading                                                  12,008     5.80           14,073     4.92           14,417     5.60
   Taxable                                               3,204,699     6.15        3,152,093     6.01        3,090,005     5.68
   Tax-exempt                                              216,373     8.93          230,660     8.59          237,107     8.30
                                                       -----------               -----------               -----------
    Total                                                3,433,080     6.32        3,396,826     6.18        3,341,529     5.87
  Short-term investments                                   312,710     3.44          221,869     3.39          449,203     3.27
                                                       -----------               -----------               -----------
    Total Earning Assets                                11,197,856     7.67       11,113,524     7.61       11,139,329     7.46
 Non-earning Assets                                      1,067,197                 1,116,500                 1,114,359
                                                       -----------               -----------               -----------
    Total Assets                                       $12,265,053               $12,230,024               $12,253,688
                                                       ===========              ============               ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                $ 1,799,185               $ 1,886,413               $ 2,022,041
   Interest bearing demand                               1,435,068     2.21        1,501,234     2.13        1,520,332     2.12
   Money market accounts                                 1,659,430     2.77        1,629,303     2.75        1,628,648     2.78
   Savings                                                 823,718     2.70          862,268     2.53          878,280     2.52
   Consumer time certificates under $100,000             3,673,361     4.89        3,529,399     4.69        3,416,365     4.56
   Other time                                              130,999     2.82          102,285     2.86           56,703     2.40
                                                       -----------               -----------               -----------
    Total Core Deposits                                  9,521,761     3.67        9,510,902     3.50        9,522,369     3.42
   Time certificates $100,000 and over                     498,721     3.94          458,022     3.85          441,198     3.92
   Foreign                                                  30,380     3.27           45,184     3.20           21,650     6.23
                                                       -----------               -----------               -----------
    Total Purchased Deposits                               529,101     3.90          503,206     3.79          462,848     4.03
                                                       -----------               -----------               -----------
    Total Deposits                                      10,050,862     3.68       10,014,108     3.52        9,985,217     3.46
  Short-term borrowings                                    861,397     3.00          830,904     2.95          852,097     2.84
  Long-term debt                                           276,850     7.99          274,491     8.03          274,074     8.01
                                                       -----------               -----------               -----------
    Total Acquired Funds                                11,189,109     3.75       11,119,503     3.60       11,111,388     3.54
 Other Liabilities                                         210,763                   207,588                   211,394
SHAREHOLDERS' EQUITY                                       865,181                   902,933                   930,906
                                                       -----------               -----------               -----------
    Total Liabilities and Shareholders' Equity         $12,265,053               $12,230,024               $12,253,688
                                                       ===========               ===========              ============
SIGNIFICANT RATIOS
  Net interest rate spread                                             3.92%                     4.01%                     3.92%
  Net interest rate margin                                             4.53                      4.62                      4.58

<F1>Taxable-equivalent basis.

16          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                  1993                                   1994
                                                                 4TH QTR.                 1ST QTR.                   2ND QTR.
                                                       --------------------------------------------------------------------------
                                                          VOLUME      RATE<F1>      VOLUME       RATE<F1>     VOLUME       RATE<F1>
                                                          ------      --------      ------       --------     ------       --------

ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                          $ 1,962,432     6.53%     $ 1,995,885     6.35%     $ 2,079,564     6.92%
   Real estate-commercial                                1,264,795     7.97        1,274,504     7.62        1,267,588     8.07
   Real estate-construction                                160,112     7.44          143,455     7.46          164,641     8.06
   Real estate-residential                               2,298,589     7.76        2,259,090     7.39        2,246,892     7.43
   Consumer                                                941,992     8.73          942,256     8.31          970,836     8.29
   Credit card                                             728,730    16.05          745,456    16.64          729,883    16.10
   Foreign                                                     845     5.21              289     5.54              184     6.52
                                                       -----------               -----------               -----------
    Total Loans and Leases                               7,357,495     8.41        7,360,935     8.20        7,459,588     8.37
  Investments in debt and equity securities
   Trading                                                  15,493     5.06           10,516     5.44            6,028     6.57
   Taxable                                               3,130,103     5.50        3,124,082     5.48        3,113,623     5.39
   Tax-exempt                                              251,136     7.93          246,381     8.00          243,617     8.08
                                                       -----------               -----------               -----------
    Total                                                3,396,732     5.68        3,380,979     5.66        3,363,268     5.58
  Short-term investments                                   291,897     3.43          402,468     3.45          164,557     4.09
                                                       -----------               -----------               -----------
    Total Earning Assets                                11,046,124     7.44       11,144,382     7.26       10,987,413     7.45
 Non-earning Assets                                      1,068,428                 1,069,466                 1,059,623
                                                       -----------               -----------               -----------
    Total Assets                                       $12,114,552               $12,213,848               $12,047,036
                                                       ===========              ============               ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                $ 2,024,089               $ 2,023,107               $ 1,885,405
   Interest bearing demand                               1,570,416     2.01        1,594,965     1.85        1,589,551     1.83
   Money market accounts                                 1,653,236     2.74        1,658,069     2.66        1,646,808     2.82
   Savings                                                 894,558     2.51          911,930     2.31          928,529     2.30
   Consumer time certificates under $100,000             3,310,430     4.46        3,189,057     4.27        3,088,914     4.23
   Other time                                               38,588     2.66           33,201     2.75           33,587     3.38
                                                       -----------               -----------               -----------
    Total Core Deposits                                  9,491,317     3.32        9,410,329     3.14        9,172,794     3.14
   Time certificates $100,000 and over                     442,615     3.78          486,406     3.68          458,541     3.91
   Foreign                                                  27,297     6.10           41,399     4.51           80,465     4.15
                                                       -----------               -----------               -----------
    Total Purchased Deposits                               469,912     3.92          527,805     3.74          539,006     3.95
                                                       -----------               -----------               -----------
    Total Deposits                                       9,961,229     3.36        9,938,134     3.18        9,711,800     3.19
  Short-term borrowings                                    728,648     2.79          813,488     2.95          839,894     3.68
  Long-term debt                                           273,500     8.05          298,915     7.68          292,487     7.54
                                                       -----------               -----------               -----------
    Total Acquired Funds                                10,963,377     3.45       11,050,537     3.31       10,844,181     3.38
 Other Liabilities                                         194,045                   187,408                   201,219
SHAREHOLDERS' EQUITY                                       957,130                   975,903                 1,001,636
                                                       -----------               -----------               -----------
    Total Liabilities and Shareholders' Equity         $12,114,552               $12,213,848               $12,047,036
                                                       ===========               ===========               ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                             3.99%                     3.95%                     4.07%
  Net interest rate margin                                             4.64                      4.58                      4.70

<F1>Taxable-equivalent basis.

                                                                   17



CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                  1994                     1993                       1994
                                                                 3RD QTR.               NINE MONTHS                NINE MONTHS
                                                       --------------------------------------------------------------------------
                                                          VOLUME      RATE<F1>      VOLUME       RATE<F1>     VOLUME       RATE<F1>
                                                          ------      --------      ------       --------     ------       --------

ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                          $ 2,103,305     7.52%     $ 2,024,266     6.54%     $ 2,059,972     6.94%
   Real estate-commercial                                1,248,970     8.30        1,312,979     8.01        1,263,597     8.00
   Real estate-construction                                183,451     8.75          154,206     7.22          163,995     8.13
   Real estate-residential                               2,354,829     7.56        2,363,226     7.95        2,287,286     7.46
   Consumer                                              1,068,096     8.39          931,742     9.10          994,196     8.33
   Credit card                                             743,139    15.98          643,947    16.36          739,484    16.24
   Foreign                                                     336     7.14            1,089     7.10              270     6.42
                                                       -----------               -----------               -----------
    Total Loans and Leases                               7,702,126     8.63        7,431,455     8.44        7,508,800     8.40
  Investments in debt and equity securities
   Trading                                                  12,736     4.24           13,508     5.42            9,768     5.15
   Taxable                                               2,989,445     5.41        3,148,516     5.95        3,075,222     5.43
   Tax-exempt                                              238,442     8.00          228,118     8.59          242,785     8.03
                                                       -----------               -----------               -----------
    Total                                                3,240,623     5.59        3,390,142     6.13        3,327,775     5.62
  Short-term investments                                   156,690     4.79          328,426     3.34          240,338     3.90
                                                       -----------               -----------               -----------
    Total Earning Assets                                11,099,439     7.69       11,150,023     7.58       11,076,913     7.47
 Non-earning Assets                                      1,010,048                 1,099,523                 1,046,162
                                                       -----------               -----------               -----------
    Total Assets                                       $12,109,487               $12,249,546               $12,123,075
                                                       ===========               ===========               ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                $ 1,848,011               $ 1,903,360               $ 1,918,201
   Interest bearing demand                               1,545,999     1.86        1,485,859     2.15        1,576,656     1.85
   Money market accounts                                 1,629,590     2.98        1,639,013     2.76        1,644,720     2.82
   Savings                                                 909,527     2.33          854,959     2.58          916,653     2.31
   Consumer time certificates under $100,000             3,005,688     4.36        3,538,765     4.72        3,093,879     4.29
   Other time                                               34,204     3.17           96,388     2.76           33,669     3.10
                                                       -----------               -----------               -----------
    Total Core Deposits                                  8,973,019     3.24        9,518,344     3.53        9,183,778     3.17
   Time certificates $100,000 and over                     433,991     4.43          465,771     3.91          459,453     4.00
   Foreign                                                 136,111     4.80           32,373     3.90           86,338     4.53
                                                       -----------               -----------               -----------
    Total Purchased Deposits                               570,102     4.52          498,144     3.91          545,791     4.08
                                                       -----------               -----------               -----------
    Total Deposits                                       9,543,121     3.33       10,016,488     3.56        9,729,569     3.23
  Short-term borrowings                                  1,061,746     4.44          848,095     2.93          905,957     3.75
  Long-term debt                                           289,218     7.62          275,127     8.01          293,505     7.61
                                                       -----------               -----------               -----------
    Total Acquired Funds                                10,894,085     3.60       11,139,710     3.63       10,929,031     3.43
 Other Liabilities                                         182,500                   209,922                   190,352
SHAREHOLDERS' EQUITY                                     1,032,902                   899,914                 1,003,692
                                                       -----------               -----------               -----------
    Total Liabilities and Shareholders' Equity         $12,109,487               $12,249,546               $12,123,075
                                                       ===========               ===========               ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                             4.09%                     3.95%                     4.04%
  Net interest rate margin                                             4.75                      4.58                      4.68

<F1>Taxable-equivalent basis.

CONSOLIDATED STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                                   SEPTEMBER 30               SEPTEMBER 30
                                                                                1994          1993          1994         1993
                                                                                ----          ----          ----         ----

   INTEREST INCOME
    Interest and fees on loans and leases                                     $165,427      $154,388      $471,185     $468,026
    Investments in debt and equity securities
      Trading                                                                      127           185           345          499
      Taxable                                                                   40,368        43,864       124,999      140,282
      Tax-exempt                                                                 3,255         3,317         9,958        9,893
                                                                              --------      --------      --------     --------
        Total                                                                   43,750        47,366       135,302      150,674
    Due from banks-interest bearing                                                 96           759         1,812        1,282
    Federal funds sold and repurchase agreements                                 1,784         2,914         5,222        6,957
                                                                              --------      --------      --------     --------
        Total Interest Income                                                  211,057       205,427       613,521      626,939

   INTEREST EXPENSE
    Interest bearing deposits                                                   62,520        68,529       186,581      215,426
    Foreign deposits                                                             1,635           337         2,936          947
    Short-term borrowings                                                       11,775         6,046        25,508       18,634
    Long-term debt                                                               5,509         5,490        16,760       16,535
                                                                              --------      --------      --------     --------
        Total Interest Expense                                                  81,439        80,402       231,785      251,542
                                                                              --------      --------      --------     --------
        NET INTEREST INCOME                                                    129,618       125,025       381,736      375,397
   PROVISION FOR POSSIBLE LOAN LOSSES                                            8,511        12,906        24,909       41,440
                                                                              --------      --------      --------     --------
        NET INTEREST INCOME AFTER PROVISION
         FOR POSSIBLE LOAN LOSSES                                              121,107       112,119       356,827      333,957

   OTHER INCOME
    Trust                                                                       14,270        15,104        45,844       45,723
    Service charges                                                             14,869        14,748        43,810       43,367
    Credit card fees                                                             6,320         5,700        17,918       17,550
    Mortgage banking                                                             1,214         3,058         5,063        7,163
    Investment banking                                                           1,827         1,878         6,459        6,653
    Securities gains (losses)                                                      (53)          910           380        3,589
    Other                                                                        8,404         7,665        23,315       24,890
                                                                              --------      --------      --------     --------
      Total Other Income                                                        46,851        49,063       142,789      148,935

   OTHER EXPENSE
    Salaries                                                                    43,993        42,988       132,542      127,229
    Employee benefits                                                           10,875        11,179        33,290       32,578
    Net occupancy                                                                6,788         7,325        19,718       20,067
    Equipment                                                                    7,857         8,721        24,612       25,546
    Other                                                                       34,003        35,844        99,841      116,013
                                                                              --------      --------      --------     --------
      Total Other Expense                                                      103,516       106,057       310,003      321,433
                                                                              --------      --------      --------     --------
        INCOME BEFORE INCOME TAXES                                              64,442        55,125       189,613      161,459
   INCOME TAXES                                                                 23,399        19,564        69,512       58,986
                                                                              --------      --------      --------     --------
        NET INCOME                                                            $ 41,043      $ 35,561      $120,101     $102,473
                                                                              ========      ========      ========     ========
   PER SHARE DATA
    Average common shares outstanding                                       43,203,882    42,526,822    43,034,158   42,338,859
    Net income<F1>                                                                $.95          $.84         $2.79        $2.42
    Dividends declared                                                             .28           .24 3/4       .84          .74 1/4

<F1>Based on weighted average common shares outstanding.

18          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(THOUSANDS)

                                                                                          SEPT. 30       DEC. 31      SEPT. 30
                                                                                            1994          1993          1993
                                                                                          --------       -------      --------

ASSETS
 Cash and due from banks                                                                 $   667,577   $   705,673   $   590,814
 Due from banks-interest bearing                                                                 231       144,538       144,324
 Federal funds sold and repurchase agreements                                                225,472       186,962        46,872
 Investments in debt and equity securities
  Trading                                                                                     17,290        15,735        21,685
  Available-for-sale                                                                         271,709       415,283       114,867
  Held-to-maturity (Estimated fair value of
   $2,815,964, $3,020,591 and $3,305,273, respectively)                                    2,859,335     2,970,160     3,239,589
                                                                                         -----------   -----------   -----------
    Total                                                                                  3,148,334     3,401,178     3,376,141
 Loans held-for-sale                                                                          20,581       117,290        92,105
 Loans and leases, net of unearned income                                                  7,852,473     7,264,484     7,277,724
                                                                                         -----------   -----------   -----------
    Total Loans and Leases                                                                 7,873,054     7,381,774     7,369,829
 Reserve for possible loan losses                                                           (171,691)     (168,651)     (160,132)
                                                                                         -----------   -----------   -----------
    Net Loans and Leases                                                                   7,701,363     7,213,123     7,209,697
 Bank premises and equipment                                                                 202,372       199,363       200,471
 Due from customers on acceptances                                                             5,928        11,923        12,483
 Other assets                                                                                286,395       278,367       314,814
                                                                                         -----------   -----------   -----------
    Total Assets                                                                         $12,237,672   $12,141,127   $11,895,616
                                                                                         ===========   ===========   ===========
LIABILITIES
 Deposits
  Non-interest bearing                                                                   $ 1,456,287   $ 1,713,275   $ 1,445,096
  Interest bearing                                                                         7,397,091     7,862,723     7,882,860
  Foreign                                                                                     92,704        26,085        32,141
                                                                                         -----------   -----------   -----------
    Total Deposits                                                                         8,946,082     9,602,083     9,360,097
 Federal funds purchased and repurchase agreements                                         1,455,765       602,997       583,848
 Other short-term borrowings                                                                 338,362       520,650       536,392
 Long-term debt                                                                              288,447       272,778       273,751
 Bank acceptances outstanding                                                                  5,928        11,923        12,483
 Other liabilities                                                                           160,098       172,139       181,968
                                                                                         -----------   -----------   -----------
    Total Liabilities                                                                     11,194,682    11,182,570    10,948,539

Commitments and contingent liabilities                                                             -             -             -

                                                     SEPT. 30     DEC. 31     SEPT. 30
                                                       1994        1993         1993
                                                     --------     -------     --------
SHAREHOLDERS' EQUITY
 Preferred stock-no par value
  Shares authorized                                     5,000      5,000        5,000
  Shares issued                                             -          -            -             -             -             -
 Common stock-$5.00 par value
  Shares authorized                                   100,000     70,000       70,000
  Shares issued and outstanding                        43,235     42,802       42,677        216,175       214,012       213,388
 Capital surplus                                                                             168,974       164,448       163,784
 Retained earnings                                                                           657,841       580,097       569,905
                                                                                         -----------   -----------   -----------
    Total Shareholders' Equity                                                             1,042,990       958,557       947,077
                                                                                         -----------   -----------   -----------
    Total Liabilities and Shareholders' Equity                                           $12,237,672   $12,141,127   $11,895,616
                                                                                         ===========   ===========   ===========


            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES        19

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
($ IN THOUSANDS)


                                                             COMMON STOCK                                               TOTAL
                                                   -------------------------------     CAPITAL        RETAINED      SHAREHOLDERS'
                                                        SHARES          DOLLARS        SURPLUS        EARNINGS         EQUITY
                                                        ------          -------        -------        --------      -------------

BALANCE AT DECEMBER 31, 1992, AS RESTATED             42,031,973       $210,160        $148,089        $493,075       $851,324

Net income                                                                                              102,473        102,473

Dividends declared
 Mercantile Bancorporation Inc.-$.74 1/4 per share                                                      (26,075)       (26,075)
 Pooled companies prior to acquisition                                                                   (3,122)        (3,122)

Issuance of common stock
 Acquisition of First National Bank of Flora             232,503          1,162           6,879                          8,041
 Acquisition of Mt. Vernon Bancorp, Inc.                 216,936          1,085           6,056                          7,141
 Employee incentive plans                                143,910            719           1,752                          2,471
 Convertible notes                                        64,011            320           1,340                          1,660

Change in valuation allowance for marketable
 equity securities                                                                                        3,554          3,554
Pre-merger transactions of pooled companies               (9,623)           (47)           (301)                          (348)
Other                                                     (2,250)           (11)            (31)                           (42)
                                                      ----------      ---------        --------        --------       --------
BALANCE AT SEPTEMBER 30, 1993                         42,677,460       $213,388        $163,784        $569,905       $947,077
                                                      ==========       ========        ========        ========       ========

BALANCE AT DECEMBER 31, 1993, AS RESTATED             42,802,322       $214,012        $164,448        $580,097       $958,557

Net income                                                                                              120,101        120,101

Dividends declared-$.84 per share                                                                       (36,199)       (36,199)

Issuance of common stock
 Employee incentive plans                                283,946          1,420           1,456                          2,876
 Convertible notes                                       138,991            695           2,911                          3,606

Net fair value adjustment for available-for-sale
 securities                                                                                              (6,158)        (6,158)
Pre-merger transactions of pooled companies               12,562             63              88                            151
Other                                                     (3,064)           (15)             71                             56
                                                      ----------       --------        --------        --------     ----------
BALANCE AT SEPTEMBER 30, 1994                         43,234,757       $216,175        $168,974        $657,841     $1,042,990
                                                      ==========       ========        ========        ========     ==========


20          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF CASH FLOWS
(THOUSANDS)

                                                                                                  NINE MONTHS ENDED
                                                                                                     SEPTEMBER 30
                                                                                        1994                             1993
                                                                                        ----                             ----

   OPERATING ACTIVITIES
    Net income                                                                       $  120,101                      $   102,473
    Adjustments to reconcile net income to net cash provided by operating activities
      Provision for possible loan losses                                                 24,909                           41,440
      Depreciation and amortization                                                      19,890                           20,001
      Provision for deferred income taxes                                                (1,653)                             718
      Net change in trading securities                                                   (1,555)                          (4,001)
      Net change in accrued interest receivable                                          (6,908)                           5,512
      Net change in accrued interest payable                                             (5,146)                          (5,903)
      Net change in accrued taxes payable                                               (15,862)                           2,167
      Other, net                                                                         10,471                           25,202
                                                                                     ----------                      -----------
        Net Cash Provided by Operating Activities                                       144,247                          187,609

   INVESTING ACTIVITIES
    Investments in debt and equity securities, other than trading securities
      Purchases                                                                        (670,265)                      (1,088,896)
      Proceeds from maturities                                                          827,742                        1,155,703
      Proceeds from sales of:
        Held-to-maturity securities                                                           -                           22,749
        Available-for-sale securities                                                   276,657                          349,215
        Securities from acquired entities                                                79,388                           12,254
      Net change in loans and leases                                                   (954,045)                        (354,780)
      Purchases of loans and leases                                                     (20,063)                         (23,117)
      Proceeds from sales of loans and leases                                           154,754                          152,929
      Purchases of premises and equipment                                               (25,166)                         (18,451)
      Proceeds from sales of premises and equipment                                       2,296                              486
      Proceeds from sales of foreclosed property                                         14,560                           35,036
      Cash and cash equivalents from acquisitions, net of cash paid                           -                           11,085
      Other, net                                                                         24,816                           18,619
                                                                                     ----------                      -----------
        Net Cash Provided (Used) by Investing Activities                               (289,326)                         272,832

   FINANCING ACTIVITIES
    Net change in non-interest bearing, savings, interest bearing demand and
      money market deposit accounts                                                    (474,344)                        (172,002)
    Net change in time certificates of deposit under $100,000                          (259,603)                        (444,026)
    Net change in time certificates of deposit $100,000 and over                         10,773                          (42,785)
    Net change in other time deposits                                                       554                          (69,781)
    Net change in foreign deposits                                                       66,619                           12,491
    Sale of branch deposits, net of premium received                                          -                          (14,130)
    Net change in short-term borrowings                                                 670,480                          134,846
    Issuance of long-term debt                                                           75,000                                -
    Principal payments on long-term debt                                                (54,743)                         (26,990)
    Cash dividends paid                                                                 (36,199)                         (29,197)
    Proceeds from issuance of common stock                                                2,442                            1,983
    Other, net                                                                              207                             (348)
                                                                                     ----------                      -----------
        Net Cash Provided (Used) by Financing Activities                                  1,186                         (649,939)
                                                                                     ----------                      -----------
   DECREASE IN CASH AND CASH EQUIVALENTS                                               (143,893)                        (189,498)
   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                   1,037,173                          971,508
                                                                                     ----------                      -----------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $  893,280                      $   782,010
                                                                                     ==========                      ===========


MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                    21

BANKS AND OTHER SUBSIDIARIES

                                                                                                            TOTAL ASSETS
                                                                                                           SEPT. 30, 1994
BANK                                                                 MAIN OFFICE                             (THOUSANDS)
- ----                                                                 -----------                       ------------------------

Mercantile Bank of St. Louis N.A.                                    St. Louis, MO                              $6,356,923
Mercantile Bank of Kansas City                                       Kansas City, MO                               787,282
Mercantile Bank of Kansas                                            Overland Park, KS                             591,562
Mercantile Bank of Joplin                                            Joplin, MO                                    386,345
Mercantile Bank of Illinois N.A.                                     Alton, IL                                     365,599
Mercantile Bank of Northern Iowa                                     Waterloo, IA                                  364,803
Mercantile Bank of St. Joseph                                        St. Joseph, MO                                320,163
Mercantile Bank of Springfield                                       Springfield, MO                               244,098
Mercantile Bank of Lawrence N.A.                                     Lawrence, KS                                  223,887
Mercantile Bank of Jefferson County                                  High Ridge, MO                                210,362
Mercantile Bank of Topeka N.A.                                       Topeka, KS                                    193,548
Mercantile Bank of Cape Girardeau                                    Cape Girardeau, MO                            165,117
Mercantile Bank of North Central Missouri                            Macon, MO                                     158,338
Mercantile Bank of the Mineral Area                                  Farmington, MO                                158,302
Mercantile Bank of Franklin County                                   Washington, MO                                156,340
Mercantile Bank of West Central Missouri                             Sedalia, MO                                   151,942
Mercantile Bank of Lake of the Ozarks                                Eldon, MO                                     125,627
Mercantile Bank of Poplar Bluff                                      Poplar Bluff, MO                              107,672
Mercantile Bank of Mt. Vernon                                        Mt. Vernon, IL                                 94,286
Mercantile Bank of Centralia N.A.                                    Centralia, IL                                  93,853
Mercantile Bank of Missouri Valley                                   Richmond, MO                                   84,053


                                                                                                               TOTAL ASSETS
                                                                                                              SEPT. 30, 1994
BANK                                                                 MAIN OFFICE                               (THOUSANDS)
- ----                                                                 -----------                        -------------------------
Mercantile Bank of Monett                                            Monett, MO                                  $80,657
Mercantile Bank of Trenton                                           Trenton, MO                                  79,927
Mercantile Bank of Stoddard/Bollinger
 Counties                                                            Dexter, MO                                   78,444
Mercantile Bank of Phelps County                                     Rolla, MO                                    68,927
Mercantile Bank of Perryville                                        Perryville, MO                               68,404
Mercantile Bank of Flora N.A.                                        Flora, IL                                    67,666
Mercantile Bank of Table Rock Lake                                   Branson West, MO                             57,394
Mercantile Bank of Pike County                                       Bowling Green, MO                            56,801
Mercantile Bank of Memphis                                           Memphis, MO                                  52,580
Mercantile Bank of Ste. Genevieve                                    Ste. Genevieve, MO                           51,232
Mercantile Bank of Doniphan                                          Doniphan, MO                                 50,388
Mercantile Bank of East Central Missouri                             Montgomery City, MO                          49,079
Mercantile Bank of Boone County                                      Columbia, MO                                 46,040
Mercantile Bank of Northwest Missouri                                Maryville, MO                                45,554
Mercantile Bank of Carlyle                                           Carlyle, IL                                  39,015
Mercantile Bank of Willow Springs                                    Willow Springs, MO                           38,753
Mercantile Bank of Sikeston                                          Sikeston, MO                                 38,615
Mercantile Bank of Wright County                                     Hartville, MO                                38,339
Mercantile Bank of Plattsburg                                        Plattsburg, MO                               36,667
Mercantile Trust Company N.A.                                        St. Louis, MO                                 7,683

- ------------------------------------------------------------------------

ASSET-BASED LENDING

 Mercantile Business Credit, Inc.
 12443 Olive Blvd.
 St. Louis, MO 63141-6432

BROKERAGE SERVICES

 Mercantile Investment Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

CREDIT CARD SERVICES

 Mercantile Card Services Inc.
 12443 Olive Blvd.
 St. Louis, MO 63141-6432


CREDIT LIFE INSURANCE

  Mississippi Valley Life Insurance Co.
  Mercantile Tower
  St. Louis, MO 63101-1643

INSURANCE AGENCY

  Mercantile Insurance Services, Inc.
  Mercantile Tower
  St. Louis, MO 63101-1643

INVESTMENT MANAGEMENT

  Mississippi Valley Advisors Inc.
  Mercantile Tower
  St. Louis, MO 63101-1643


OFF-SHORE BRANCH

  Mercantile Bank of St. Louis N.A.
  Cayman Branch
  Grand Cayman, B.W.I.

PENDING AFFILIATIONS

  Wedge Bank
  Alton, IL

  UNSL Financial Corp
  Lebanon, MO

  Central Mortgage Bancshares, Inc.
  Kansas City, MO


22                  MERCANTILE BANCORPORATION INC.

                                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

 RICHARD P. CONERLY<F1><F3>
 Chairman
 Orion Capital Inc.

 HARRY M. CORNELL, JR.<F2><F4>
 Chairman and
 Chief Executive Officer
 Leggett & Platt, Inc.

 EARL K. DILLE<F3><F5><F6>
 Retired President
 Union Electric Company

 J. CLIFF EASON<F1>
 President, Network Services
 Southwestern Bell Telephone Company

 BERNARD A. EDISON<F2><F3>
 Director Emeritus
 Edison Brothers Stores, Inc.

 WILLIAM A. HALL<F1>
 Assistant to the Chairman
 Hallmark Cards, Inc.

 THOMAS A. HAYS<F2><F3><F4>
 Deputy Chairman
 The May Department Stores
 Company

 WILLIAM G. HECKMAN<F3><F6>
 Chairman Emeritus
 Arch Mineral Corporation


 THOMAS H. JACOBSEN<F3><F4>
 Chairman and
 Chief Executive Officer
 Mercantile Bancorporation Inc.

 JAMES B. MALLOY<F2><F6>
 Chairman and
 Chief Executive Officer
 Smurfit Packaging Corporation

 CHARLES H. PRICE II<F6>
 Chairman
 Mercantile Bank of Kansas City

 HARVEY SALIGMAN<F2>
 Managing Partner
 Cynwyd Investments

 CRAIG D. SCHNUCK<F5>
 Chairman and
 Chief Executive Officer
 Schnuck Markets, Inc.

 ROBERT W. STALEY<F6>
 Vice Chairman
 Emerson Electric Co.

 ROBERT L. STARK<F6>
 Dean
 University of Kansas
 Regents Center

 PATRICK T. STOKES<F1>
 President
 Anheuser-Busch, Inc.

 FRANCIS A. STROBLE<F1>
 Retired Chief
 Financial Officer
 Monsanto Company

 JOSEPH G. WERNER<F5>
 President
 Werner Investments

 JOHN A. WRIGHT<F1>
 President and
 Chief Executive Officer
 Big River Minerals Corp.

<F1>Member of Audit Committee
<F2>Member of Compensation and
    Management Development
    Committee
<F3>Member of Executive Committee
<F4>Member of Nominating and Board
    Affairs Committee
<F5>Member of Community Relations
    Committee
<F6>Member of Credit Policy
    Committee


- ------------------------------------------------------------------------

EXECUTIVE OFFICERS

 THOMAS H. JACOBSEN
 Chairman and
 Chief Executive Officer

 RALPH W. BABB, JR.
 Vice Chairman

 W. RANDOLPH ADAMS
 Executive Vice President
 and Chief Financial Officer

 JOHN Q. ARNOLD
 Executive Vice President and
 Chief Credit Officer

 JOHN H. BEIRISE
 President and Chief Institutional
 Banking Officer
 Mercantile Bank of St. Louis N.A.

 RICHARD H. GOLDBERG
 Executive Vice President
 Mercantile Bank of St. Louis N.A.
 Operations

 MICHAEL J. GORMAN
 Chairman and Chief
 Consumer Banking Officer
 Mercantile Bank of St. Louis N.A.

 RICHARD C. KING
 President and Chief Executive Officer
 Mercantile Bank of Kansas City

 JOHN W. MCCLURE
 Executive Vice President
 Community Banking

 JON P. PIERCE
 Executive Vice President
 Human Resources

 JON W. BILSTROM
 General Counsel and
 Secretary

 PATRICK STRICKLER
 Senior Vice President
 Public Affairs

 ARTHUR G. HEISE
 Senior Vice President and
 Auditor

 MICHAEL T. NORMILE
 Senior Vice President and
 Treasurer


                     MERCANTILE BANCORPORATION INC.                23

INVESTOR INFORMATION




 NEW YORK STOCK EXCHANGE: MTL<F1>

 SELECTED DATA
                                                                                            SEPTEMBER 30
                                                                                 1994                           1993
                                                                                 ----                           ----

Market Price                                                                    $36 7/8                       $33 5/8
Yield                                                                             3.04%                         2.94%
Price Earnings Ratio                                                             11.63X                        11.97x
Book Value                                                                      $24.12                        $22.19
Shares Outstanding
  Average                                                                     43,034,158                     42,338,859
  Period-end                                                                  43,234,757                     42,677,460
 Shareholders of Record                                                           13,471                         13,958
 Average Daily Volume<F2>                                                         52,815                         74,150

- ------------------------------------------------------------------------

COMMON STOCK INFORMATION


                                                      MARKET PRICE                         AVERAGE
                                           -----------------------------------              DAILY                DIVIDEND
                                           HIGH            LOW           CLOSE            VOLUME<F2>             DECLARED
                                           ----            ---           -----            ----------             --------

1994
1ST QUARTER                               $34 1/8        $29 7/8        $31 7/8             62,279                $.28
2ND QUARTER                                38 1/8         31 1/8         35 1/8             48,340                 .28
3RD QUARTER                                39 1/4         34 7/8         36 7/8             47,814                 .28

1993
1st Quarter                               $35 5/8        $30 5/8        $34 5/8            126,042                $.24 3/4
2nd Quarter                                37 5/8         29 3/8         32 7/8             54,552                 .24 3/4
3rd Quarter                                34 3/8         31 5/8         33 5/8             43,167                 .24 3/4
4th Quarter                                34 5/8         29 1/8         30 1/8             52,058                 .24 3/4
                                                                                                                  --------
 Total                                                                                                            $.99
                                                                                                                  ========
- ------------------------------------------------------------------------

<F1> Generally appears as MercBcpMO or MercBc in newspaper stock tables.
<F2> The average daily volume subsequent to March 24, 1993 reflects the listing of Mercantile Bancorporation Inc. common stock on the New York Stock Exchange.

DIVIDEND REINVESTMENT PLAN AND DIVIDEND DIRECT DEPOSIT

 The Dividend Reinvestment Plan provides shareholders of record a regular way of investing cash dividends in additional shares at an average market price and/or investing optional cash payments without payment of brokerage commissions or service charges.

 Dividend Direct Deposit is a timesaving method of receiving cash dividends through automatic deposit on date of payment to a checking, savings or money market account at any financial institution which participates in an Automated Clearing House.

 If you wish to participate in or want further information concerning the Dividend Reinvestment Plan or Dividend Direct Deposit, please contact KeyCorp Shareholder Services, Inc., One Mercantile Center, Suite 2120, St. Louis, MO 63101-1673, telephone 314-241-4002.

DIVIDEND DATES

 Dividends are normally paid the first business day of January, April, July and October.

24                  MERCANTILE BANCORPORATION INC.


DEBT SECURITIES OUTSTANDING

(THOUSANDS)

                                                               SEPT. 30
                                                                  1994
                                                                 ------


  7.625% Subordinated Notes, due 2002                          $150,000
  6.375% Subordinated Notes, due 2004                            75,000
  9.000% Mortgage-backed Notes, due 1999                         53,450
  8.000% Convertible Subordinated Capital
    Notes, due 1995                                               9,915


- ------------------------------------------------------------------------

DEBT RATINGS

                                                                                                       THOMSON       STANDARD
                                                                           MOODY'S        FITCH       BANKWATCH      & POOR'S
                                                                           -------        -----       ---------      --------

MERCANTILE BANCORPORATION INC.
 Issuer Rating                                                                                         B
 Commercial Paper                                                           P-2                        TBW-1         A-2
 Subordinated Debt
   7.625% Subordinated Notes, due 2002                                      Baa1                       BBB+          BBB

MERCANTILE BANK OF ST. LOUIS N.A.
 6.375% Subordinated Notes, due 2004                                        A3            A-           A-            BBB+
 9.000% Mortgage-backed Notes, due 1999                                     AAA
 Certificates of Deposit                                                                               TBW-1         A-/A-2
 Letters of Credit                                                                                     TBW-1         A-/A-2


- ------------------------------------------------------------------------

INVESTOR RELATIONS

  Ralph W. Babb, Jr.
  Vice Chairman
  Mercantile Bancorporation Inc.
  P.O. Box 524
  St. Louis, MO 63166-0524


GENERAL COUNSEL

  Thompson & Mitchell
  One Mercantile Center
  St. Louis, MO 63101-1693


TRANSFER AGENT

  Society National Bank
  P.O. Box 6477
  Cleveland, OH 44101-1477


INDEPENDENT
ACCOUNTANTS

  KPMG Peat Marwick LLP
  1010 Market Street
  St. Louis, MO 63101-9982

- ------------------------------------------------------------------------


MERCANTILE
BANCORPORATION INC.

THIRD QUARTER REPORT 1994

Mercantile Bancorporation Inc.
Mercantile Tower
P.O. Box 524
St. Louis, MO 63166-0524

APPENDIX
There is a bar-graph titled "COMMON STOCK PRICE RANGE" on page 24 of the printed Third Quarter Report. The graph plots Fiscal Quarters to Dollars on the X and Y axis respectively. This graph shows seven quarters of market price ranges from the first quarter of 1993 to the third quarter of 1994. Each bar indicates the dollar range of the stock price for the period. The high price is printed above and the low price below the bar. These figures correspond with the Common Stock Information table also on page 24.